BRADLEY PHARMACEUTICALS, INC.
                             CONDENSED CONSOLIDATED
                            STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                                                   					Nine Months Ended
                                                          September 30,
                                                  ---------------------------
                                                       2000           1999
                                                  ------------    -----------
Cash flows from operating activities:
Net income (loss)                                $  (4,111,705)  $    565,488
 Adjustments to reconcile net income (loss)
  to net cash	provided by operating activities
     Depreciation & amortization                       707,598        896,355
     Loss on sale of fixed assets                         -             6,905
     Writeoff of deferred loan costs                      -            90,000
     Loss due to impairment of asset                 3,897,000           -
     Noncash compensation and consulting services       18,853         14,992
     Changes in operating assets and liabilities
        Accounts receivable                          1,648,721       (119,719)
        Inventory and prepaid samples and materials    201,044        (34,165)
        Prepaid expenses and other                      19,507       (199,234)
        Accounts payable                              (406,387)       427,668
        Accrued expenses                                31,389       (407,726)
        Accrued (refundable) income tax               (488,877)       130,364
                                                   -----------    -----------
Net cash provided by operating activities            1,517,143      1,370,928
                                                   -----------    -----------
Cash flows from investing activities:
 Investments in trademarks, and
   other intangible assets                             (21,465)          (484)
   Purchase of property & equipment                     (7,138)       (48,074)
   Proceeds from sale of fixed assets                     -           109,910
                                                   -----------    -----------

Net cash provided by (used in) investing activities    (28,603)        61,352
                                                   -----------    -----------
Cash flows from financing activities:
 Payment of long-term debt                            (266,421)      (113,087)
 Revolving credit line, net                         (1,495,974)    (1,728,812)
 Proceeds from exercise of stock options                 3,437           -
 Distribution (purchase) of treasury shares, net        72,421       (565,712)
	 			    		                                        -----------    -----------

Net cash used in financing activities               (1,686,537)    (2,407,611)
                                                   -----------    -----------

Decrease in cash and cash equivalents                 (197,997)      (975,331)

Cash and cash equivalents at beginning of period       385,640      1,417,746
                                                   -----------    -----------

Cash and cash equivalents at end of period        $    187,643   $    442,415
                                                   ===========    ===========

                                     (Continued)
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